Exhibit 10.1

Exhibit Includes Redactions

Certain information identified with brackets ([]) has been excluded from this exhibit in accordance with Item 601(b) of Regulation S-K because it is both not material and would likely cause competitive harm to the Company if publicly disclosed.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of March 8, 2016 (the “Effective Date”) by and between PRIME ACQUISITION I, LLC, a Delaware limited liability company (the “Company”), and PHILIP KOOSED (“Employee”). Employee and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A.     The Company acquired substantially all of the assets owned or used by BAMKO, Inc., a California corporation (“BAMKO”), on the Effective Date pursuant to an Asset Purchase Agreement between the Company, BAMKO, Employee and all the other shareholders of BAMKO (the “Purchase Agreement”).

B.     Employee is a shareholder and executive officer of BAMKO who has accepted employment with the Company following the closing of the transactions contemplated by the Purchase Agreement (the “Transaction”), and Employee has and will substantially benefit from the Transaction.

C.     Employee acknowledges that he is to be employed in a key senior management role with the Company, and that the Company bestows upon and expects from Employee a great deal of responsibility, trust, and reliance.

D.     During the course of Employee’s employment with the Company, the Company will impart to Employee certain proprietary, confidential, and/or trade secret information, data, and/or materials of a Company Party (defined below).

E.     It is essential to the conduct of the Company’s business, the sale of its products, and the provision of its services that all proprietary, confidential, and/or trade secret information, data, and/or materials of the Company Parties be kept confidential and that the professional and business relationships of the Company Parties be protected.

F.     Employee has agreed to enter into this Agreement as a condition precedent and material inducement to the Company’s agreement to enter into the Purchase Agreement, and but for Employee’s agreement to be bound by the terms and conditions of this Agreement, the Company would not have entered into the Purchase Agreement and consummated the Transaction.

AGREEMENT

The Parties agree as follows:

1.     Incorporation. The provisions set forth under the heading “Background” are true and correct and are hereby incorporated into and made a part of this Agreement for all purposes.

2.     Term of Employment. The Company agrees to employ Employee, and Employee accepts employment with the Company, on the terms set forth in this Agreement, for a period commencing on the Effective Date and ending on December 31, 2021, unless sooner terminated in accordance with the provisions of Section 5.

3.     Position and Duties. The Company will employ Employee, and Employee agrees to work for the Company, as the President of the Company, to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Employee. Employee will initially report to the Superior Uniform Group’s Chief Executive Officer. The Company may at any time alter the internal organizational structure of the Company, including the reporting responsibilities of Employee. Employee shall devote his full business time and reasonable best efforts in the performance of the foregoing services in a diligent, trustworthy, professional and efficient manner and, in performing such services, Employee shall comply with the Company’s policies and procedures in effect from time to time and fully support and implement the business and strategic plans of the Company. Employee will act in the best interest of the Company and any other Company Parties (as appropriate) and, except as may be specifically permitted by the Company in writing, will not engage in any other business activity which conflicts with his role at the Company or otherwise causes a conflict of interest. However, Employee may hold passive investment interests or serve in a passive advisory role in other business enterprises that would not constitute a violation of the restrictions described in Sections 6 - 9 of this Agreement and which would not interfere with Employee’s ability to perform his duties under this Agreement.

4.     Compensation and Benefits. During the term of Employee’s employment with the Company under this Agreement:

4.1     Salary Compensation. The Company shall pay Employee an annualized base salary of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00), payable in accordance with the Company’s customary payroll practices.

4.2     Bonus. Employee shall be eligible for a bonus pursuant to the terms set forth in Exhibit 1 to this Agreement. Employee will also be eligible to participate in such bonus plans as the Company may in its sole and absolute discretion offer to Employee, which may be similar to or entirely different from those available to other similarly situated employees of the Company or any other Company Party.

4.3     Fringe Benefits. During his employment, Employee shall be entitled to receive all of the Company’s other fringe benefits of employment available to its other employees when and as he becomes eligible for them. The Company reserves the right to modify, suspend or discontinue any and all of its benefit plans as long as such action is taken generally with respect to similarly situated persons and does not single out employee.

(a)     Health Insurance. Employee has the option to purchase medical insurance for himself and/or his spouse and children under the Company’s medical insurance plan for the 2016 plan year which ends November 30, 2016, for which the Company shall contribute one hundred percent (100%) to the cost of Employee’s coverage under the Company-sponsored health plan.

4.4     Reimbursement of Certain Expenses. Employee shall be reimbursed for such reasonable and necessary business expenses incurred by him while he is employed by the Company, which are directly related to the furtherance of the Company’s business. Employee must submit any request for reimbursement in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation as required by applicable Company policy.

5.      Termination of Employment. Employee’s employment shall terminate upon the occurrence of any of the following:

5.1     Termination for Cause. At the election of the Company, the Company may terminate Employee’s employment immediately for Cause upon written notice by the Company to Employee. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a)     gross negligence or willful misconduct by Employee with respect to any Company Party or in the performance of Employee’s duties hereunder;

(b)     Employee’s continued failure to substantially perform his employment duties, which failure is not cured to the good faith reasonable satisfaction of the Company within thirty (30) days after Employee’s receipt of written notice from the Company specifically describing the nature of such failure;

(c)     Employee’s material breach of the provisions of Sections 7, 9, 10 or 11;

(d)     Employee commits any felony or criminal offense that involves moral turpitude;

(e)     Employee commits or engages in any act or omission constituting fraud, theft, dishonesty (including relating to financial matters), deceit, embezzlement, misappropriation or misconduct against or at the expense of any Company Party, or which results in, material harm to the business or reputation of any Company Party; or

(f)      Employee commits or engages in any act or omission constituting a material violation of applicable law or a material violation of the Company’s published policies and procedures applicable to senior management employees, including those related to the workplace environment (such as laws or policies relating to sexual harassment or age, race, sex or other prohibited discrimination) and insider trading.

5.2     Death or Disability. Employee’s employment shall terminate automatically and immediately upon his death. At the election of the Company, the Company may terminate Employee’s employment immediately upon Employee’s disability by sending written notice of such election to Employee. The term “disability” shall mean (1) the declaration in accordance with any applicable long-term disability insurance policy that Employee is disabled, or (2) Employee’s inability, due to illness, accident, injury, physical or mental incapacity or other disability or similar cause, to perform the essential functions of his job, with reasonable accommodation, for a period of at least 90 consecutive days or for shorter periods aggregating at least 90 days (whether or not consecutive) during any 12-month period. A determination of disability shall be made by a physician satisfactory to both Employee and the Company; provided, that if Employee and the Company are unable to agree on the physician, Employee and the Company shall each select a physician and the two physicians selected by the Parties shall together select a third physician, whose determination as to the existence of a disability shall be binding on all Parties.

5.3	Effect of Termination.

(a)      If Employee’s employment is terminated pursuant to Sections 5.1 or 5.2, (i) the Company shall pay Employee his base salary and any bonus amount that is accrued but unpaid through the date of employment termination, (ii) the Company shall reimburse Employee in accordance with Section 4.4 for reasonable expenses incurred but not reimbursed prior to such termination of employment and (iii) Employee shall be entitled to receive any nonforfeitable benefits already earned and payable to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(b)     Except as otherwise expressly provided herein, Employee shall not be entitled to any other salary, salary continuation, severance, bonuses, employee benefits or compensation or payments of any kind from any Company Party after the termination of his employment under Sections 5.1 - 5.2, and all of Employee’s rights to salary, bonuses, employee benefits and other compensation and payments of any kind which would have accrued or become payable after his termination shall cease upon such termination, other than as expressly required under applicable law (such as the federal law known as COBRA).

(c)     If, during the Term of Employment set forth in Section 2, Employee’s employment is (i) terminated pursuant to a Change of Control Termination; or (ii) Employee resigns his employment for Good Reason; or (iii) is terminated by the Company for any reason other than those provided for in Section 5.1 or Section 5.2 (such as a termination by the Company without Cause), in addition to the items detailed in Section 5.3(a), the Company will pay Employee an amount equal to the base salary Employee would have been paid from resignation through the conclusion of the Term of Employment (“Separation Payment”). The Separation Payment shall be paid incrementally in equal installments occurring on the dates in which regular employee payroll is paid by the Company from the date of such termination to December 31, 2021, but no less frequently than monthly in equal installments, and in each case subject to withholding obligations. Notwithstanding anything to the contrary, and without limitation of any remedies to which the Company may be entitled under this Agreement or applicable law: (i) the Company shall not be required to make any payment of the Separation Payment unless and until Employee signs and delivers a Release (defined below) and the period (if any) during which such Release can be revoked expires without any revocation, and (ii) Employee shall not be entitled to any payment of the Separation Payment during the period in which Employee is violating any of his obligations under Sections 6-9 or under the Restrictive Covenants Agreement, dated as of the date hereof, among the Company, BAMKO, and its shareholders. For purposes of this Agreement, a “Release” means a written release, in form and substance reasonably satisfactory to the Company, whereby Employee waives and releases the Company, its officers, directors, employees and Affiliates from any and all claims that Employee may have against any of them (including, without limitation, any claims in connection with Employee’s employment or the termination thereof) and affirms his post-termination obligations hereunder, provided, that the Release will not apply to any vested benefit under the Company’s qualified retirement plan, any rights under the Purchase Agreement, or other employee benefit required to be provided by applicable law.

(d)     For purposes of this Agreement, “Good Reason” shall mean (i) a material, adverse reduction in Employee’s authority, duties, or responsibilities (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law); (ii) Employee’s involuntary permanent relocation to any place that is more than 50 miles from the Company’s Los Angeles, California location at the time of Closing; or (iii) the Company’s uncured breach of a material provision of this Agreement. Prior to resignation for Good Reason, Employee is required to give written notice to the Company of the intent to resign for Good Reason, describing the reason for the resignation in sufficient detail in order to allow the Company the opportunity to address the situation. Such notice must be provided within thirty (30) days of the event(s) constituting Good Reason and must be given at least thirty (30) days in advance of the effective date of resignation. The Company shall be entitled to ninety (90) days after the date of Employee’s written notice during which it can cure the situation. If the situation has not been cured within ninety (90) days after the date of Employee’s written notice, Employee may then resign for Good Reason, by written notice, effective immediately, which date shall be the Effective Date of resignation.

(e)     A “Change of Control Termination” means the termination of Employee by the Company or its successor without Cause within twelve (12) months after the consummation of a Change of Control. In this Agreement, “Change in Control” means either of the following occurs: (A) the Superior Uniform Group, Inc., a Florida corporation (“Parent”) or the Company sells all or substantially all of its assets to an entity that is not an Affiliate of the Parent (in a transaction requiring Parent shareholder approval), (B) any person or group of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Parent and its Affiliates becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s equity securities or the Parent’s outstanding voting stock (whether by way of purchase of stock or other equity securities, merger or otherwise) or (C) any transaction that qualified as a liquidation, dissolution, or winding up of the Parent or the Company. Notwithstanding the foregoing, the following transactions shall in no event constitute a Change in Control: (x) any equity or debt financing transaction pursuant to which the Company or Parent sells securities with the principal purpose of raising capital, or (y) any ownership or acquisition of stock by any of the Benstock family or their Affiliates, including pursuant to transfers for estate planning purposes. In this Agreement, “Affiliate” means, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise, and such control will be presumed if any person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other person.

(f)     The Parties mutually agree and acknowledge that the termination of Employee’s employment (whether by termination or resignation) and/or the termination of this Agreement, by either party, for any reason, shall have no impact on the rights and obligations of either Party under the terms of the Purchase Agreement, except as may be expressly stated and provided therein.

6.     Restrictive Covenants - Definitions. In this Agreement, the following terms shall have the meanings defined below. Terms may be used in the singular or plural.

a.     “Business” means the business of (i) designing, manufacturing, and marketing employee uniforms, image apparel, scrubs and patient apparel, and (ii) designing, manufacturing, marketing, selling and distributing promotional products, and accessories, and the related goods and services, including product sourcing, ideation, quality control, and global logistics. For clarity, the Business includes all sourcing of products for customers, whether through distribution or direct supply arrangements.

b.     “Company Parties” means Prime Acquisition I, LLC, and any of its direct or indirect parents, subsidiaries, affiliates, divisions, and/or sister companies, and any of their successors or assigns.

c.     “Confidential Information” means all data or information that is related to the Company or the Business (including any data or information that relates to or results from any historical or projected financial results or financial information, products, services, vendors, customers or research or development of any Company Party), regardless of whether it constitutes a “trade secret” under applicable common law or statute, is labeled or identified as “confidential” or is now existing or to be developed in the future, in any form of medium, that was disclosed to Employee or became known by Employee as a consequence of, or through, Employee’s employment with BAMKO or the Company and/or Employee’s affiliation with BAMKO or the Company (including information conceived, originated, discovered, or developed in whole or in part by Employee, including while he was employed by BAMKO), having value to the Company, not generally known to competitors of the Company, and about the Company’s business, finances, operating results, products, processes, and services, including, but not limited to, (i) information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, financial records, the documentation thereof, and similar information, (ii) confidential information of BAMKO and its subsidiaries that was acquired by the Company from BAMKO under the Purchase Agreement, (iii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s current, former or prospective employees, suppliers, distributors, customers, customer prospects, independent contractors and other business relations and their confidential information, (iv) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, records, reports, manuals, documentation, models, data and data bases relating thereto, (v) proprietary software, (vi) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings and all similar or related information (whether or not patentable and whether or not reduced to practice), (vii) copyrightable works, and (viii) intellectual property of every kind and description; provided, however, that Confidential Information shall not mean data or information (x) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Employee or any other party to the Purchase Agreement (other than the Company) without authorization from the Company; (y) which has been independently developed and disclosed by others not in breach of a confidentiality obligation, or (z) which has otherwise entered the public domain through lawful means and through no fault of Employee. Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (1) related to any Company Party’s current or potential business or operations, and (2) is not generally or publicly known.

d.     “Prohibited Term” means the period commencing on the Effective Date and ending on the later of (i) [], or (ii) [] years after Employee’s termination or resignation of employment for any reason.

7.     Confidentiality. Employee warrants and agrees that he will not at any time reproduce, use, distribute, disclose, publish, misappropriate, or otherwise disseminate any Confidential Information and will not take any action causing, or fail to take any action to prevent, any Confidential Information to lose its character as Confidential Information until and unless such Confidential Information loses its status as Confidential Information through no fault, either directly or indirectly, of Employee, either during the term of Employee’s employment or engagement by the Company (the “Service Period”) or thereafter, except when such disclosure or use is directly related to and required by Employee’s performance of duties assigned by the Company.

Employee will safeguard all Confidential Information and will not take any action causing, or fail to take any action to prevent, any Confidential Information to lose its character as Confidential Information until and unless such Confidential Information loses its status as Confidential Information through no fault, either directly or indirectly, of Employee. Employee will safeguard all documents and things that contain or embody Confidential Information, including but not limited to Confidential Information stored in an electronic format on any Company computer or personal computer owned or used by Employee.

Employee will not, in any communication, including but not limited to with the media, social media, prospective or actual employers, current and former employees of Company Parties, and current and prospective suppliers, vendors, business partners or customers, make any derogatory, disparaging, or critical statement, orally, written, or otherwise, against any Company Party.

8.     Return of Documents. Upon termination of Employee’s employment with the Company for any reason, Employee will return to or leave with the Company all documents, records, notebooks, and other repositories of or containing Confidential Information, including all copies thereof, as well as all originals and copies of work made for hire, or other tangible property of any Company Party, whether prepared by Employee or others, then in Employee’s possession or under Employee’s control.

9.     Non-Solicitation of Employees. During the Prohibited Term, unless Employee receives express written consent from the Company, Employee shall not, directly or indirectly, solicit, recruit, induce or attempt to solicit, recruit, or induce any then current or former employee, of a Company Party to leave the employ of, any Company Party; provided however, that the restrictions set forth in this Section 9 shall apply only to employees with whom Employee had business contact during the last twenty-four (24) months as of the date of Employee’s employment termination.

10.     Intellectual Property, Inventions and Patents.

(a)     In the event that Employee, during the Service Period, individually or in conjunction with another person, generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any discovery, formula, trade secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any Confidential Information (collectively, “Intellectual Property”), Employee expressly acknowledges and agrees that such Intellectual Property is and shall be the exclusive property of the Company; provided, however, that such Intellectual Property relates to the Business or results from any work performed by Employee for the Company. Any copyrightable work prepared in whole or in part by Employee and relating to the actual or contemplated business of any Company Party shall be deemed “a work made for hire” to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and the Company shall own all of the rights comprised in the copyright therein. Employee hereby assigns his entire right, title and interest in and to all Intellectual Property to the Company. During and after the Service Period, Employee shall promptly disclose all Intellectual Property to the Company and shall cooperate with the Company to establish, confirm and protect all rights, title and interest of the Company to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company). Employee agrees that he will not use or disclose any work made for hire of any Company Party to benefit a person or business that competes with the Company Parties, any current, former or prospective vendors, suppliers, distributors, customers, customer prospects, independent contractors and other business relations of any Company Party, or any other individual or entity (except in performing his obligations to the Company during his employment with the Company), without the express, written permission of the Company.

(b)     Nonassignable Inventions. Notwithstanding any provision of this Agreement to the contrary, this Agreement does not apply to work which qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. Employee acknowledges that he has read and understands Section 2870 of the California Labor Code (a copy of which is set forth in Exhibit 2 attached hereto) and has reviewed the notification in Exhibit 2 attached hereto (“Limited Exclusion Notification”) and agrees that his signature acknowledges his understanding of such statute and his receipt of the notification. Employee agrees to disclose promptly in writing to the Company all inventions created, conceived, developed or reduced to practice by Employee during the term of his employment, whether or not Employee believes such inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the inventions should be the property of the Company. Any such information will be received in confidence by the Company.

(c)     Prior Inventions. Employee represents and warrants that he has not, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice any work prior to the commencement of Employee's employment with or services to the Company which Employee considers to be Employee's property or the property of third parties (collectively referred to as “Prior Inventions”). If, in the course of Employee's employment with or services to the Company, Employee incorporates a Prior Invention into a Company product, service or item of content, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any work without the Company's prior written consent.

11.     Duty Of Loyalty. While employed by the Company, Employee agrees that he will not engage in or deal with any activities, products, or services that are competitive with the Company’s activities, products, business, or services, and that Employee will not usurp any Company business opportunity, without the express prior written consent of the Company. Employee further agrees to faithfully render Employee’s services to the Company and to devote Employee’s best efforts, ability, skill, and attention, in good faith, to the Company’s business while employed by the Company.

12.     Notice to Future Employers. Employee agrees to provide to any subsequent, anticipated, and/or contemplated employer an executed copy of this Agreement and to provide written notice to the Company of such event occurring and a copy of the correspondence between Employee and such employer (or a written summary, if the contact was oral) within two (2) business days after such event. These requirements shall cease only after the expiration of the Prohibited Term and/or required by law expire. During the Prohibited Term, Employee authorizes the Company to provide an executed copy of this Agreement to third parties, including but not limited to, Employee’s subsequent, anticipated, and/or contemplated future employers.

13.     Assignability. All of Employee’s obligations under this Agreement shall be binding upon Employee’s heirs, assigns, and legal representatives. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall have the right to assign this Agreement to any Company Party or to any successor or assignee of all or substantially all of the business or assets of the Company. This Agreement is personal to Employee, and he shall not have the right to assign this Agreement without the express written consent of the Company, and any attempted assignment in violation thereof shall be invalid and ineffective against the Company.

14.     Obligations Survive Termination Of Employment. Any termination of Employee’s employment with the Company shall not impair or relieve Employee of his obligations hereunder that otherwise survive the termination of this Agreement pursuant to their respective terms or by their nature.

15.     Governing Law and Forum Selection. This Agreement shall be deemed to have been made and entered into in the State of Delaware and shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions therein. To the extent that any dispute, controversy, or claim under this Agreement arises that is not subject to Arbitration pursuant to Section 22 of this Agreement (“Claim”), the parties agree that the exclusive venue and jurisdiction with respect to any such Claim shall be in either the Superior Court of Delaware or the federal courts for the District of Delaware.

16.     Severability. The Parties believe that the restrictions and covenants in this Agreement are, under the circumstances, reasonable and enforceable. However, if any one or more of the restrictions, covenants, or provisions contained in this Agreement shall, for any reason under the law as it shall then be construed, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other restriction, covenant, or provision of this Agreement. In such an instance, this Agreement shall be construed as if such invalid, illegal, or unenforceable restriction, covenant, or provision had never been contained herein. Additionally, if any one or more of the restrictions, covenants, or provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

17.     Remedy. Employee acknowledges that the covenants specified in Sections 6-11 contain reasonable limitations as to time, geographic area, and scope of activities to be restricted, and that such promises do not impose a greater restraint on Employee than is necessary to protect the goodwill, Confidential Information, customer and employee relations, and other legitimate business interests of the Company. Employee also acknowledges and agrees that any violation of the restrictive covenants set forth in Sections 6-11 would bestow an unfair competitive advantage upon any person or entity which might benefit from such violation, and would necessarily result in substantial and irreparable damage and loss to the Company. Accordingly, in the event of a breach or a threatened breach by Employee of Sections 6-11 of this Agreement, the Company shall have grounds to terminate the employment of Employee and will therefore be entitled to cease salary, benefits, and any and all remaining contingent future payments to Employee that have not already vested. The Company also shall be entitled to an injunction restraining Employee from such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee. In the event that either Party brings an action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover his/its costs and reasonable attorneys’ fees necessarily incurred in enforcing his/its rights and obligations under this Agreement. In the event that the Company should seek an injunction, Employee waives any requirements that the Company post a bond or any other security.

18.     Independent Covenants. The covenants specified in Sections 6-13 are intended by each Party hereto to be, and shall be construed as, agreements independent of each other and of any other agreement between the Parties, and the existence of any claim or cause of action of Employee or any of his affiliates (including BAMKO) against the Company, whether predicated on this Agreement, the Purchase Agreement or any other agreement between Employee and a Company Party, shall not constitute a defense to the enforcement by the Company of such covenants. Further, Employee acknowledges that he is also bound by restrictive covenants in the Purchase Agreement, which were agreed to by Employee as a material inducement to the Company to enter into Purchase Agreement and consummate the Transaction. The Parties agree that the restrictive covenants in the Purchase Agreement are separate, independent of, and in addition to the restrictive covenants in this Agreement, and nothing in this Agreement shall be interpreted as modifying, replacing, terminating, or otherwise affecting the enforceability of the restrictive covenants in the Purchase Agreement, which remain in full force and effect in accordance with their terms.

19.     Blue-Pencil; Modification; Enforcement. If a court holds that the duration, scope or area restrictions in Sections 7-9 are unenforceable, the maximum duration, scope or area enforceable shall be substituted. Because Employee’s services are unique and Employee has access to Confidential Information, in the event of a breach or a threatened breach by Employee of any of Sections 7-9, the Parties acknowledge and agree that the Company and other Company Parties would suffer irreparable and continuing harm for which money damages would be an inadequate remedy. Accordingly, in addition and supplementary to all other rights and remedies that may be available, the Company Parties shall be entitled to specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of this Agreement (without posting a bond or security and without proof of monetary damages or an inadequate remedy at law). In addition, (i) the Prohibited Term shall be tolled until the activity causing a breach of any of Sections 7-9 has been stopped, (ii) the Company Parties shall be entitled to recover from Employee all profit Employee gains from such breach or violation in addition to any damages that the Company Parties suffer, and (iii) if a Company Party brings an action asserting that Employee violated the Agreement, the Company Party, if it is the prevailing party in any such action, shall be entitled to reimbursement of all costs and expenses incurred in pursuing and/or defending such action. Employee acknowledges and agrees that the Company Parties may exercise any of the foregoing remedies concurrently, independently or successively. Employee acknowledges that the restrictions contained in Sections 7-9 are reasonable.

20.     Amendments Or Modifications; Waiver. No amendments or modifications to this Agreement shall be binding on any of the Parties, unless such amendment or modification is in writing and executed by all of the Parties to this Agreement. No term, provision, or clause of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and executed by Employee and on behalf of the Company. No delay or course of dealing by a Party to this Agreement in exercising any right, power, or remedy under this Agreement will operate as a waiver of any right, power, or remedy of that Party, except to the extent expressly manifested in such a writing. The failure at any time of either Party to require performance by the other Party of any provision of this Agreement will in no way affect the Party’s right thereafter to enforce the provision or this Agreement. In addition, the waiver by a Party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself.

21.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Any dispute or controversy arising under or in connection with this Agreement, Employee’s employment by the Company or Employee’s compensation and benefits shall be settled exclusively by arbitration in Los Angeles, California by an arbitrator in accordance with the employment rules of Judicial Arbitration & Mediation Service, Inc. (“JAMS”) in effect at the time of submission to arbitration. The rules can be found at http://www.jamsadr.com/rules-employment-arbitration/. The following claims are excluded from this arbitration provision: claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, workers' compensation claims under the California Worker's Compensation Act, Employment Development Department claims, ERISA claims covered by an ERISA plan with a dispute resolution provision, or as otherwise required by state or federal law. Nothing herein shall prevent Employee from filing and pursuing proceedings before the California Department of Fair Employment and Housing, the California Division of Labor Standards Enforcement, or the United States Equal Employment Opportunity Commission (although if Employee chooses to pursue a claim following the exhaustion of such remedies, that claim would be subject to the provisions of this Agreement). The statutes of limitations otherwise applicable under law shall apply to all Claims made in arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the applicable JAMS rules (“Rules”) or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules; the arbitration shall be conducted confidentially in accordance with the Rules unless provided otherwise by applicable law; the arbitration fees shall be paid by the Company; each party shall have the right to conduct reasonable discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator; the arbitrator shall have the authority to award any damages authorized by law for the claims presented, including punitive damages, and shall have the authority to award reasonable attorneys’ fees to the prevailing party to the extent allowed by law; the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties; and the award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement and review in accordance with California law

EMPLOYEE AGREES TO WAIVE ANY RIGHT EMPLOYEE MAY HAVE TO BE A MEMBER OF A CLASS OR COLLECTIVE ACTION LAWSUIT OR A REPRESENTATIVE OF A CLASS OR COLLECTIVE ACTION LAWSUIT AGAINST THE COMPANY (OR ITS OWNERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, OR AGENTS) RELATED TO OR ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF THAT EMPLOYMENT.

22.     Entire Agreement. This Agreement represents the entire agreement between the Parties and supersedes any and all other prior oral or written agreements, proposals, representations, communications, and/or understandings between Employee and the Company related to the subject matter of this Agreement, and Employee has not relied upon any representation that is not expressly set forth in this Agreement.

23.     Counterparts; Effectiveness. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatory to the same counterpart. The exchange and delivery of executed copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature and shall be binding for all purposes hereof. A Party’s receipt of a facsimile signature page or electronic copy of a signature page to this Agreement shall be treated as the Party’s receipt of an original signature page.

24.     Tax Provisions.

25.1     The Company will have no obligation to Employee or any other person entitled to payment or benefits under this Agreement with respect to any tax obligation Employee or such other person incurs as a result of or attributable to this Agreement or arising from any payments made or to be made under this Agreement.

24.2     The Company shall have the right to deduct from any payment made to Employee any amount required to be withheld for any federal, state or local income, employment or other taxes. In the event the Company does not make such deductions or withholdings, Employee shall indemnify the Company for any amounts paid with respect to any such taxes, together (if such failure to withhold was at the written direction of Employee or if Employee was informed that such deductions or withholdings were not made) with any interest, penalties and related expenses thereto.

24.3     For purposes of determining Employee’s entitlement to any compensation payable upon his termination of employment with the Company that is subject to Section 409A of the Internal Revenue Code, if any, Employee’s employment will be deemed to have terminated on the date of Employee’s “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code. If Employee is a “specified employee” of the Company as of such date, any such benefit or payment that Employee is entitled to receive before the date that is six (6) months after the separation from service date that is not otherwise exempt from the requirements of Section 409A of the Internal Revenue Code shall not be provided or paid on the date such benefit or payment is otherwise required to be provided or paid. Instead, the payment of all such amounts shall be accumulated and paid in a single lump sum payment on the first business day after the date that is six months after the separation from service date (or, if earlier, within fifteen (15) days following Employee’s date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the separation from service date shall not be affected by the preceding sentence, and shall be provided and paid in accordance with the payment schedule otherwise applicable to such payment or benefit.

25.     Employment Following Term of Agreement. If Employee remains employed by the Company following December 31, 2021, such employment shall be on an “at will” basis, meaning that the Company may terminate the employment relationship at any time, with or without Cause and with or without notice. Employee shall continue to be bound by all of his covenants and obligations under this Agreement for so long as he is employed by the Company, and he expressly agrees that all such covenants and obligations will remain in full force and effect in accordance with their terms following December 31, 2021.

26.     Acknowledgements. Employee acknowledges that he has read and understands the provisions of this Agreement, that Employee has been given an opportunity for his legal counsel to review this Agreement, that the provisions of this Agreement are reasonable, that Employee enters into this Agreement voluntarily without duress or pressure from the Company and with full knowledge and understanding of the contents, nature, and effect of this Agreement, and that Employee has received a copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the Effective Date.

EMPLOYEE:

By:	/s/ Philip Koosed
Philip Koosed
President, BAMKO, LLC

COMPANY:

PRIME ACQUISITION I, LLC

a Delaware limited liability company

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Chief Financial Officer

Exhibit 1

Bonus Plan

Net Profit Bonus - Employee shall be paid a Net Profit Bonus which shall be calculated as 2.75% of Company’s pre-tax income plus the amortization of intangible assets associated with the acquisition of BAMKO's assets on March 1, 2016. For purposes of this Bonus calculation, Company’s pre-tax income shall be calculated in accordance with accounting principles generally accepted in the United States of America, based upon Company’s financial statements without taking into consideration the bonus amounts payable to Philip Koosed. This Bonus is non-discretionary and shall be paid to Employee regardless of personal or company performance. This bonus shall be paid no later than March 15th in the year after it is earned.

Gross Profit Bonus – Employee shall be paid an annual Gross Profit Bonus based on that calendar year’s Gross Profit. The bonus percentage paid shall vary depending on that year’s Gross Profit. The Gross Profit Bonus shall be paid in tiers pursuant to the chart below. The percentage of Gross Profit Bonus will correspond with the Gross Profit amounts invoiced within that percentage range. This bonus is non-discretionary and shall be paid to Employee regardless of personal or company performance. This bonus shall be paid no later than March 15th in the year after it is earned.

GP Low	GP High	% of GP	Bonus for Tier	Cumulative Bonus
$-	$[]	0.85%	[]	[]
[]	[]	[]%	[]	[]
[]	[]	[]%	[]	[]
[]	30,000,000	0.55%	[]	[]

For illustrative purposes, if the Company invoices $[] in Gross Profit, then Employee shall earn a Gross Profit Bonus of $[]. That Gross Profit Bonus Calculation is reached as the sum product of (a) $[] and 0.85% (equaling $[]); plus (b) $[] and []% (equaling $[]); and (c) $[] and []% (equaling $[]).

“Gross Profit” shall be calculated as follows: gross sales price (as invoiced) of all orders delivered during the year less: cost of goods sold, sales tax, shipping and warehousing expenses,

customs taxes and charges, additional charges from manufacturers, discounts, refunds, and any other expenses directly related to orders inclusive of all orders delivered during the year.

Exhibit 2

Limited Exclusion Notification

California Labor Code Section 2870 states the following:

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.     Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

2.     Result from any work performed by the employee for the employer.

(b)     To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)     Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

(2)     Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By: _______________________

__________________________
(Printed Name of Employee)

Date: _______________